Ventas, Inc.

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

September 16, 2005

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Re:                             Registration Statement on Form S-4 (File No. 333-127262)

Ladies and Gentlemen:

In connection with the above-referenced Registration Statement on Form S-4, as amended, relating to the offers to exchange (the “Exchange Offers”) up to $175,000,000 in aggregate principal amount of 6 3/4% Senior Notes due 2010 (the “Exchange 2010 Notes”), up to $50,000,000 aggregate principal amount of 6 5/8% Senior Notes due 2014 (the “Exchange 2014 Notes”) and up to $175,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2015 (the “Exchange 2015 Notes,” and together with the Exchange 2010 Notes and the Exchange 2014 Notes, the “Exchange Notes”) of Ventas Realty, Limited Partnership and Ventas Capital Corporation (together, the “Issuers”) for outstanding 6 3/4% Senior Notes due 2010 (the “Original 2010 Notes”), 6 5/8% Senior Notes due 2014 (the “Original 2014 Notes”) and 7 1/8% Senior Notes due 2015 (the “Original 2015 Notes,” and collectively with the Original 2010 Notes and Original 2014 Notes, the “Original Notes”), the Issuers, Ventas, Inc. (“Ventas”) and the subsidiary guarantors set forth on Schedule I hereto (the “Subsidiary Guarantors,” and together with the Ventas, the “Guarantors”) hereby represent that:

(A)                              The Issuers and the Guarantors have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offers and, to the best of the Issuers’ and the Guarantors’ information and belief, each person participating in the Exchange Offers is acquiring the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be received in the Exchange Offers.  In this regard, the Issuers and the Guarantors shall make each person participating in the Exchange Offers aware, through the prospectus relating to the Exchange Offers (the “Prospectus”) or otherwise, that if an Exchange Offer is being registered for the purpose of secondary resales, any holder of an Original Note using the Exchange Offer to participate in a distribution of the Exchange Notes (i) could not rely on the position of the staff of the Securities and Exchange Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Inc. (available June 5, 1991), Shearman & Sterling (available July 2, 1993) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), in connection with a secondary resale transaction.  The Issuers and the Guarantors acknowledge that such a secondary resale transaction should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

(B)                                The Issuers and the Guarantors (i) shall make each person participating in the Exchange Offers aware, through the Prospectus, that any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities, and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers, may be a statutory underwriter and must deliver the Prospectus in connection with any resale of the Exchange Notes and (ii) shall include in the transmittal letter or similar documentation to be executed by an exchange offeree in order to participate in the Exchange Offers the additional provision that, if the exchange offeree is a broker-dealer holding Original Notes acquired for its own account as a result of market-making activities or other trading activities, such broker-dealer acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Original Notes pursuant to the Exchange Offers.  The transmittal letter or similar documentation shall also include a statement to the effect that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

VENTAS, INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

VENTAS REALTY, LIMITED PARTNERSHIP
By:  VENTAS, INC., its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary of Ventas, Inc.

VENTAS CAPITAL CORPORATION

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

VENTAS LP REALTY, L.L.C.

By: VENTAS, INC., its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary of Ventas, Inc.

VENTAS HEALTHCARE PROPERTIES, INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

VENTAS TRS, LLC

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

[SIGNATURE PAGES CONTINUE]

VENTAS MANAGEMENT, LLC

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel
and Corporate Secretary

VENTAS FRAMINGHAM, LLC

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel
and Corporate Secretary

VENTAS SUN LLC

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel
and Corporate Secretary

VENTAS CAL SUN LLC

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel
and Corporate Secretary

VENTAS PROVIDENT, LLC

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel
and Corporate Secretary

ELDERTRUST

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ELDERTRUST OPERATING LIMITED PARTNERSHIP
By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

[SIGNATURE PAGES CONTINUE]

ET CAPITAL CORP.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-BERKSHIRE LIMITED PARTNERSHIP
By: ET BERKSHIRE, L.L.C., its general partner
By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member
By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET BERKSHIRE, LLC

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

CABOT ALF, L.L.C.

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

CLEVELAND ALF, L.L.C.

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-HERITAGE WOODS, L.L.C.

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

[SIGNATURE PAGES CONTINUE]

ET SUB-HIGHGATE, L.P.

By: ET GENPAR, L.L.C., its general partner

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET GENPAR, L.L.C.

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-LACEY I, L.L.C.

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-LEHIGH LIMITED PARTNERSHIP

By: ET LEHIGH, L.L.C., its general partner

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET LEHIGH, LLC

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-LOPATCONG, L.L.C.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

[SIGNATURE PAGES CONTINUE]

ET SUB-PENNSBURG MANOR LIMITED PARTNERSHIP, L.L.P.

By:  ET PENNSBURG FINANCE, L.L.C., its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET PENNSBURG FINANCE, L.L.C.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-PHILLIPSBURG I, L.L.C.

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-PLEASANT VIEW, L.L.C.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-RITTENHOUSE LIMITED PARTNERSHIP, L.L.P.

By: ET GENPAR, L.L.C., its general partner

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-RIVERVIEW RIDGE LIMITED PARTNERSHIP, L.L.P.

By: ET GENPAR, L.L.C., its general partner

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

[SIGNATURE PAGES CONTINUE]

ET SUB-SANATOGA LIMITED PARTNERSHIP

By: ET SANATOGA, L.L.C., its general partner

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SANATOGA, LLC

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-SMOB, L.L.C.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

VERNON ALF, L.L.C.

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-WILLOWBROOK LIMITED PARTNERSHIP, L.L.P.

By: ET GENPAR, L.L.C., its general partner

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET SUB-WAYNE I LIMITED PARTNERSHIP, L.L.P.
BY: ET WAYNE FINANCE, L.L.C., its general partner

By	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

[SIGNATURE PAGES CONTINUE]

ET WAYNE FINANCE, L.L.C.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

ET WAYNE FINANCE, INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Chairman, Executive Vice President and Secretary

ET SUB-WOODBRIDGE, L.P.

By: ET GENPAR, L.L.C., its general partner

By: ELDERTRUST OPERATING LIMITED PARTNERSHIP, its sole member

By: ELDERTRUST, its general partner

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Secretary

PSLT GP, LLC

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

PSLT OP, L.P.
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

PSLT-BLC PROPERTIES HOLDINGS, LLC
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

[SIGNATURE PAGES CONTINUE]

BROOKDALE LIVING COMMUNITIES OF ARIZONA-EM, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

BROOKDALE LIVING COMMUNITIES OF CALIFORNIA, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

BROOKDALE LIVING COMMUNITIES OF CALIFORNIA-RC, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

BROOKDALE LIVING COMMUNITIES OF CALIFORNIA-SAN MARCOS, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

[SIGNATURE PAGES CONTINUE]

BROOKDALE LIVING COMMUNITIES OF ILLINOIS-2960, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

BROOKDALE LIVING COMMUNITIES OF ILLINOIS-II, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

BLC OF CALIFORNIA-SAN MARCOS, L.P.

By: BROOKDALE LIVING COMMUNITIES OF CALIFORNIA-SAN MARCOS, LLC, its general partner

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

BROOKDALE HOLDINGS, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

[SIGNATURE PAGES CONTINUE]

BROOKDALE LIVING COMMUNITIES OF INDIANA-OL, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

BROOKDALE LIVING COMMUNITIES OF MASSACHUSETTS-RB, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

BROOKDALE LIVING COMMUNITIES OF MINNESOTA, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

BROOKDALE LIVING COMMUNITIES OF NEW YORK-GB, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

[SIGNATURE PAGES CONTINUE]

BROOKDALE LIVING COMMUNITIES OF WASHINGTON-PP, LLC

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

THE PONDS OF PEMBROKE LIMITED PARTNERSHIP

By: BROOKDALE HOLDINGS, LLC, its general partner

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

RIVER OAKS PARTNERS

By: BROOKDALE HOLDINGS, LLC, its general partner

By: PSLT-BLC PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

PSLT-ALS PROPERTIES HOLDINGS, LLC
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

[SIGNATURE PAGES CONTINUE]

PSLT-ALS PROPERTIES I, LLC

By: PSLT-ALS PROPERTIES HOLDINGS, LLC, its sole member
By: PSLT OP, L.P., its sole member
By: PSLT GP, LLC, its general partner

By: VENTAS PROVIDENT, LLC, its sole member

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and
Corporate Secretary

SCHEDULE I

SUBSIDIARY GUARANTORS

Ventas LP Realty, L.L.C.

Ventas Healthcare Properties, Inc.

Ventas TRS, LLC

Ventas Management, LLC

Ventas Framingham, LLC

Ventas Sun LLC

Ventas Cal Sun LLC

Ventas Provident, LLC

ElderTrust
ElderTrust Operating Limited Partnership

ET Capital Corp.

ET Sub-Berkshire Limited Partnership

ET Berkshire, LLC

Cabot ALF, L.L.C.

Cleveland ALF, L.L.C.

ET Sub-Heritage Woods, L.L.C.

ET Sub-Highgate, L.P.

ET GENPAR, L.L.C.

ET Sub-Lacey I, L.L.C.

ET Sub-Lehigh Limited Partnership

ET Lehigh, LLC

ET Sub-Lopatcong, L.L.C.

ET Sub-Pennsburg Manor Limited Partnership, L.L.P.

ET Pennsburg Finance, L.L.C.

ET Sub-Phillipsburg I, L.L.C.

ET Sub-Pleasant View, L.L.C.

ET Sub-Rittenhouse Limited Partnership, L.L.P.

ET Sub-Riverview Ridge Limited Partnership, L.L.P.

ET Sub-Sanatoga Limited Partnership

ET Sanatoga, LLC

ET Sub-SMOB, L.L.C.

Vernon ALF, L.L.C.

ET Sub-Willowbrook Limited Partnership, L.L.P.

ET Sub-Wayne I Limited Partnership, L.L.P.

ET Wayne Finance, L.L.C.

ET Wayne Finance, Inc.

ET Sub-Woodbridge, L.P.

PSLT GP, LLC

PSLT OP, L.P.

PSLT-BLC Properties Holdings, LLC

Brookdale Living Communities of Arizona-EM, LLC

Brookdale Living Communities of California, LLC

Brookdale Living Communities of California-RC, LLC

Brookdale Living Communities of California-San Marcos, LLC

Brookdale Living Communities of Illinois-2960, LLC

Brookdale Living Communities of Illinois-II, LLC

BLC of California-San Marcos, L.P.

Brookdale Holdings, LLC

Brookdale Living Communities of Indiana-OL, LLC

Brookdale Living Communities of Massachusetts-RB, LLC

Brookdale Living Communities of Minnesota, LLC

Brookdale Living Communities of New York-GB, LLC

Brookdale Living Communities of Washington-PP, LLC

The Ponds of Pembroke Limited Partnership

River Oaks Partners

PSLT-ALS Properties Holdings, LLC

PSLT-ALS Properties I, LLC